Exhibit 99.1

FOR IMMEDIATE RELEASE
FEBRUARY 17, 2015

Contact:                                                Jill McMillan, Vice President of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM, LLC DROPS DOWN

25 PERCENT INTEREST IN ENLINK MIDSTREAM HOLDINGS

DALLAS, February 17, 2015 — EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership) today announced that it has acquired a 25 percent equity interest in EnLink Midstream Holdings, LP (EMH) from EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) (collectively, EnLink Midstream) for approximately $925 million. The transaction consideration consists entirely of Partnership units, resulting in the issuance of approximately 31.6 million units to the General Partner. The Partnership’s total equity interest in EMH is now 75 percent, with the General Partner owning the remaining 25 percent interest. The acquisition will be immediately accretive to the Partnership, with the transaction value representing an approximate nine times multiple of estimated adjusted EBITDA of EMH for 2015.

EMH owns the assets that Devon Energy Corporation contributed to EnLink Midstream in March 2014, which include gathering and processing systems in North Texas and Oklahoma. The assets are supported by long-term, fixed-fee contracts with minimum volume commitments. The drop down of the remaining 25 percent equity interest in EMH is expected to occur later in 2015.

“The transfer of assets, or what is generally called a drop down transaction, is a key component of EnLink Midstream’s strategic growth plan,” said Barry E. Davis, EnLink Midstream President and Chief Executive Officer. “By transferring these assets, we are able to support growth in distributions, reduce the leverage of the Partnership and lower the long term tax outlook for ENLC. This transaction represents the second drop down from the General Partner to the Partnership, and we expect future transactions like this to play a significant role in EnLink Midstream’s growth strategy,” said Davis.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 8,800 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.enlink.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to expected performance of the EMH assets, the transaction multiple, future financial performance of our assets, demand for our services and the underlying commodities, forecasts regarding capacity, incremental investment, project costs and timing for completing the projects described herein, changes in laws applicable to us and our businesses, as well as the Partnership’s and the General Partner’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This press release contains a non-generally accepted accounting principle financial measure that we refer to as adjusted EBITDA of EMH. We define adjusted EBITDA of EMH as earnings plus depreciation, provisions for income taxes and distribution of equity investment less income on equity investment.

The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP).

The Partnership and General Partner believe this measure is useful to investors because it may provide users of this financial information with a meaningful comparison between current results and prior-reported results and a meaningful measure of EMH’s, the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.

Adjusted EBITDA of EMH, as defined above, is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP.

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